gravit-e technologies

October 30, 2006
Re: Engagement of Services

Blink Couture
1107 – 1199 Marinaside Crescent
Vancouver, BC V6Z 2Y2
Tel: 604 623 3309
Attention: Susanne Milka

Dear Susanne:

As discussed and agreed upon with Penny Green Gravit-e Technologies Inc. ("Gravit-e") is prepared to develop the www.blinkcouture.com website for Blink Couture ("The Client") based on acceptance of the following terms and conditions:

1) Gravit-e has quoted the setup and development costs for the website at $4,350 for installation and setup of our Content Management System, our ECOM e-commerce software and our Inventory Control application, which provides basic inventory tracking and allows for future integration into full-featured third party inventory tracking software. This also includes a small amount of subsidized custom development to provide the ability to upload product videos and integration with Moneris' credit card processing gateway. These costs do not include fees for domain registration, SSL certificate registration, credit card processing service or any other item not explicitly defined herein. The quoted costs are as follows:

Description	Price
Application Licensing	$210 per month plus $3,750 setup
Custom Development	$600 for video upload functionality and Moneris integration.
Total	$210 per month plus $4,350 setup

2) The development period is estimated to be 3-4 weeks following receipt of all required materials, after which the site will be ready for public launch. The first phase of development is expected to take 1-2 weeks and will incorporate the e-commerce functionality to the level required for merchant account (Moneris) approval. The second phase of development is expected to take an additional 1-2 weeks, and will incorporate the inventory control functionality and credit card processor integration.

3) Payment of the $4,350 is to be made with an initial deposit of $1,450. Development will begin following receipt of the deposit. A second payment of $1,450 is to be made following completion of phase one. A final payment of $1,450 is to be made upon substantial completion of development.

4) Monthly licensing/hosting fees of $210 will commence following the earliest of either initial public access to the website or substantial completion of development. This fee includes 500MB of web storage, 5 GB of Traffic and 5 IMAP Email accounts. Costs for exceeding these included amounts are based on the following schedule of fees:

Description	Price
100 MB Web/Database Storage	$5 per month
5 GB Bulk Storage	$10 per month
Additional Email Accounts	$1 per address per month
Additional Traffic	$3 per GB
Email Archiving Service	$3 per address per month plus storage costs
Domain Alias/Forward	$20 setup
Additional Domain Setup	$20 setup
Archived Mail Retrieval	$50 per incident
Restoration from Backups	$50 per incident

5) Gravit-e reserves the right to increase monthly and fixed fees as may be necessary. Hosting and application licensing fees will not be increased by an amount exceeding ten percent per year.

6) All figures are quoted in CAD dollars and are subject to applicable taxes.

We look forward to working with you on this project. If you have any questions or concerns, please do not hesitate to call me at (604) 637-6567.

Please indicate your agreement of these terms by completing and signing the acceptance below, and returning a copy of this letter to us at your earliest convenience.

Yours Truly,

Nick Oostveen
President & CEO
Gravit-e Technologies Inc.

The terms of engagement in this letter are accepted.

Susanne Milka
Name:
President
Title/Position:
October 30, 2006
Date:
N/A
Purchase Order #:

SMilka
per: Susanne Milka.